RECEIVABLES PURCHASE AGREEMENT

11 DECEMBER 2019

among

STARTEK, INC.
as Originator and Servicer

and

ING BELGIUM NV/SA
as Purchaser and Transaction Administrator

THIS AGREEMENT is made on **11 December 2019**

AMONG:

(1) **STARTEK, INC.**, a limited liability company organised under the laws of Delaware, having its principal office at 6200 South Syracuse Way, Suite 485, Greenwood Village, Colorado 80111 (the **Originator and Servicer**, which terms where the context permits shall include its successors and permitted assigns); and

(2) **ING BELGIUM NV/SA**, a corporation organised under the laws of Belgium, having its registered office at Avenue Marnix 24, 1000 Brussels (Belgium), registered with the Crossroads Bank for Enterprises under number 0403.200.393 (RPR Brussels) (the **Purchaser and Transaction Administrator**, which terms where the context permits shall include its successors and permitted assigns).

WHEREAS:

(A) The Originator originates trade receivables in the ordinary course of its business.

(B) With a view to setting up a programme for the purchase of such trade receivables, the Originator and the Purchaser now wish to enter into this Agreement in order to set out the terms and conditions pursuant to which the Originator may at its discretion, on certain predetermined dates, offer to sell and assign to the Purchaser certain trade receivables originated by the Originator that meet certain eligibility criteria (the **Programme**).

(C) The Servicer has agreed, upon the terms and subject to the conditions under Clause 7 (the **Servicing Arrangement**) of this Agreement, to act as the agent of the Purchaser and for the benefit of the Purchaser and the Transaction Administrator in connection with the servicing and collection of the specific Receivables sold and assigned to the Purchaser in accordance with the terms hereof, which is a condition for the Purchaser to enter into this Agreement.

NOW IT IS HEREBY AGREED as follows:

1. DEFINITIONS

(a) Under this Receivables Purchase Agreement, in addition to the terms defined in the recitals, the following terms shall have the following meaning, unless the context otherwise requires:

Adverse Claim means any ownership interest, mortgage, deed of trust, pledge, hypothecation, charge, encumbrance, proprietary interest, security interest, lien or retention of title, any form of extended retention of title, priority, or other security arrangement right or claim in, over or on a Receivable or Associated Rights created in favour of another Person, whether voluntarily or involuntarily given, other than any of the foregoing established or that may be deemed established pursuant to the Transaction Documents.

Adverse Right means any charge, encumbrance, proprietary or security interest, right of retention, lien or other right or claim in, over or on any Person's assets in favour of any Person (other than the relevant Eligible Obligor with whom the Originator has entered into an Underlying Contract).

Affiliate means, in relation to any person, a subsidiary or a branch of that person or a holding company of that person or any other subsidiary or a branch of that holding company.

Ageing Balance summarizes the performance of the Eligible Receivables sold to the Purchaser by ageing, as shown in Schedule 5.

Agreement means this Receivables Purchase Agreement (with its Schedules) as it appears at all times, taking into account any changes that have been made thereto.

Anti-Corruption Laws means all laws concerning or relating to money laundering, bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Anti-Terrorism Laws means any laws, regulations or orders of any Governmental Authority of the United States, the United Nations, United Kingdom or European Union relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

Applicable Margin means, as of the date hereof, 185 bps per annum, provided, that not more than once per calendar quarter (after the date hereof), the Purchaser shall have the right to propose in writing an alternative pricing based on Table 2 set forth on Schedule 4, subject to approval of the Originator.

Associated Rights means, to the extent legally assignable and/or transferable to the Purchaser, with respect to any Receivable, all of the relevant Originator's rights (including accessory rights and ancillary rights), options, privileges, deeds, titles, interests, benefits and claims of any nature whatsoever relating to that Receivable (including any indemnity rights and any late payment interest that may be due), all of the relevant Originator's interests in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable, all guarantees, insurance or other agreements or arrangements of whatever character supporting or securing payment of such Receivables, including any security interest related thereto.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means the Belgian BRRD Implementation Act and any other law or regulation applicable in Belgium relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Basel III means all regulations, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States or foreign regulatory authorities, in each case pursuant to "Basel III", as amended from time to time.

Borrowing Base Facility Agreement means the Credit Agreement dated as of April 29, 2015 (as amended, supplemented or otherwise modified from time to time) among the Originator, Startek Health Services, Inc. and Startek USA, Inc. as borrowers, Collection Center, Inc. as guarantor, BMO Harris Bank N.A. as lender and administrative agent.

Buffer Period means for each Eligible Obligor the number of consecutive Business Days set forth under the column titled "Buffer Period" in Table 1 of Schedule 4 to determine the Extended Due Date, subject to review and change by the Purchaser in its sole discretion from time to time. If the Purchaser shall decide to change any Buffer Period, the Purchaser shall provide notice thereof by e-mail to the Servicer at least five (5) Business Days prior to the Transmission/Cut-Off Date from and after which such Buffer Period shall be effective.

Business Day means a day (other than a Saturday or a Sunday) on which credit institutions are open for business in Brussels (Belgium) and New York (United States of America).

Calculation Date means the First Calculation Date and each date which is one (1) Business Day after a Transmission/Cut-Off Date, as applicable.

Charges means the Costs.

Charges Period means the period from the date hereof through and including the First Purchase/Settlement Date hereunder and each period thereafter commencing on the first day after a Purchase/Settlement Date (including, without limitation, such First Purchase/Settlement Date hereunder) and extending through and including the immediately succeeding Purchase/Settlement Date.

Code means the Internal Revenue Code of 1986, as amended.

Collection Account means deposit account no. BE77 3019 1564 7042, maintained by the Purchaser with ING Belgium NV/SA, 1000 Brussels, Belgium into which the Eligible Obligors of the Originator shall be ordered to pay.

Collections means with respect to any Purchased Receivable, all amounts received or recovered in respect thereof by way of cash collections, set-off or otherwise, including, without limitation, any payments made on any bill of exchange, promissory note or other negotiable instrument issued in respect of such Purchased Receivable to any holder thereof (whether or not issued in breach of any provisions of this Agreement), all cash proceeds from enforcement of security with respect to such Purchased Receivable and all recoveries of value added tax from any relevant tax authority relating to any defaulted Purchased Receivable.

Collection Date means each day on which the Purchaser receives Collections in respect of Eligible Receivables in the Collection Account.

Confidential Information means information disclosed in any form including, but not limited to, in writing, orally, graphically or in electronic or other form by one Party to the other Party or its affiliates, employees, agents, consultants, or representatives.

Cost of Funds Rate means, as of any date of determination thereof, the rate quoted by the Purchaser in Brussels, Belgium, to the Originator as the cost of funds of the Purchaser (as determined by the Purchaser in the Purchaser's sole discretion) for the tenor of the applicable Purchased Receivable, which may be based on the Purchaser's sources of funds (which may include its Affiliates) and such factors as the Purchaser shall deem appropriate from time to time including, without limitation, liquidity, market and regulatory conditions, provided, that such rate is not necessarily limited to the actual cost to the Purchaser to fund the specific Purchase Price and may exceed the Purchaser's and its Affiliates' actual cost of borrowing in the interbank market or other markets in which the Purchaser or its Affiliates may obtain

funds from time to time for amounts similar to the amount of the proposed Eligible Receivable for Purchase, provided, further, that the Cost of Funds Rate shall at no time be less than zero.

Costs means the costs and fees as set forth in Schedule 3.

Credit Policy means the relevant credit policy practice that applies to the collection of its Receivables (including the Purchased Receivables) by the Originator.

Credit Rating means as of any date, the rating that has been most recently announced by one or more Credit Rating Agencies, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Eligible Obligor or any of its Affiliates, or, if no such debt of the Eligible Obligor or any of its Affiliates is then outstanding, then in the Purchaser's sole discretion, either the internal credit rating established by the Purchaser for such Eligible Obligor or the corporate credit rating most recently announced by one or more Credit Rating Agencies, provided, if any such Credit Rating Agency shall have issued more than one such rating, the lowest such rating issued by such Credit Rating Agency shall be used.

Credit Rating Agencies means Fitch Ratings Inc., Moody's Investors Service, and Standard & Poor's Financial Services LLC (and any successor agencies thereto):

Current Account has the meaning set out in Clause 9(a).

Deferred Purchase Price or **DPP** has the meaning ascribed thereto in Schedule 2.

Dilution means any discount, rebate, refund, billing error, expense (including invoice substitution), credit against Purchased Receivables and other adjustment or allowance in respect of Purchased Receivables permitted or incurred (including, without limitation, by way of setoff by an Eligible Obligor or any of its Affiliates) by the Originator.

Dilution Threshold means USD $500,000.00 (five hundred thousand). The Purchaser has the right to update the Dilution Threshold at any moment, after communication in writing to the Originator or Servicer of the full amount of and reason for the change in the Dilution Threshold.

Discounting Period means, in relation to an Eligible Receivable, the period starting from and including the Purchase/Settlement Date and ending on the relevant Extended Due Date of the Receivable.

Dodd-Frank Act means the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law 111-203, as amended from time to time, and all rules, regulations, requests, guidelines or directives in connection therewith.

Due Date means the due date for payment of each Purchased Receivable as set forth on the invoice therefor.

Eligible Obligor Insolvency Event means with respect to any Eligible Obligor, (i) such Eligible Obligor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors (including, without limitation, the Bankruptcy Code), seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian,

conservator or other similar official for it or for all or any substantial part of its assets, or such Eligible Obligor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such Eligible Obligor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against such Eligible Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Eligible Obligor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Eligible Obligor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

Eligible Obligors means any obligor mentioned in Schedule 4 which shall not be a Sanctioned Person, shall not be a supplier to the Originator and with respect to which not more than 5% of the aggregate amount of Receivables owing by it to the Originator are more than 90 days past due. Other Eligible Obligors may be added subject to the foregoing (other than being set forth on Schedule 4) and the prior written consent of the Purchaser (which it may withhold in its sole discretion).

Eligible Receivables for Purchase means respectively the Receivables originating under an Underlying Contract that, on the Purchase/Settlement Date comply with all of the relevant eligibility criteria for purchase listed in Schedule 1.

Environmental Laws means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Originator or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Originator or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(3) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Originator or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is

considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Originator or any ERISA Affiliate.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Originator within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

Expenses has the meaning set out in Schedule 3.

Extended Due Date means with respect to any Purchased Receivable, the Due Date therefor plus the Buffer Period related to the Eligible Obligor.

FATCA means Sections 1471 through 1474 of the Internal Revenue Code of 1986 (as amended), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

First Calculation Date means one (1) Business Day after the First Transmission/Cut-Off Date.

First Purchase/Settlement Date means one (1) Business Day after the First Calculation Date.

First Transmission/Cut-Off Date means December 11, 2019.

Fiscal Year means the fiscal year of the Originator which consists of a twelve-month period, ending on each December 31.

Funding Limit means the maximum GPP paid by the Purchaser to the Originator with respect to an Eligible Obligor, as set forth under the column titled "Funding Limit" in Table 1 of Schedule 4, which may be modified with the prior written consent of the Purchaser (which it may withhold in its sole discretion), provided, that the Funding Limit for an Eligible Obligor shall immediately reduce to $0 upon the occurrence of a Funding Limit Cancelation Event.

Funding Limit Cancelation Event means, unless waived by the Purchaser in its sole discretion, any of the following events that lead to the Funding Limit for the respective Eligible Obligor becoming zero with immediate effect:

(a) Eligible Obligor Insolvency Event; or

(b) 10% or more of all Purchased Receivables owing from any one Eligible Obligor are not paid in full by the date which is thirty (30) days after the applicable Due Date.

Funding Rate means the Purchase Rate plus the Applicable Margin.

GAAP means generally accepted accounting principles in the United States of America in effect from time to time.

Global Portfolio means, on any given date, the Outstanding Nominal Value of the Receivables acquired by the Purchaser, after exclusion on that date of Written-off Receivables.

Global Purchase Price or **GPP** has the meaning ascribed thereto in Schedule 2.

Global Deferred Purchase Price or **GDPP** has the meaning ascribed thereto in Schedule 2.

Governmental Authority means any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Indemnity means indemnity as described in Clause 16.2.

Ineligible Receivables for Purchase means Receivables that, on the Purchase/Settlement Date, do not comply with all the eligibility criteria for purchase listed in Schedule 1.

Initial Portfolio means the Receivables sold and assigned by the Originator to the Purchaser on the First Purchase/Settlement Date.

Instalment of DPP means the balance of the portion of the GPP not paid to the Originator after the payments and allocations made pursuant to Clause 9.

Intellectual Property means all past, present and future: trade secrets, know-how and other proprietary information; trademarks, uniform resource locations (URLs), internet domain names, service marks, sound marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

IP Rights means rights of any Person to use any Intellectual Property.

Law means collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

Market Disruption Event means:

(a) at or about 11:45 a.m. London time on the Calculation Date, the relevant Screen Rate is not available for the relevant interest period, the Screen Rate has become illegal or a Screen Rate Replacement Event has occurred and this Agreement has not been amended pursuant to Clause 4(e); or

(b) before close of business on a Calculation Date, the cost to the Purchaser of funding the Programme in the interbank market for the relevant interest period would be in excess of the Screen Rate.

Maximum Programme Amount means USD $20,000,000.00 (Twenty Million US Dollars).

Material Adverse Effect means a material adverse effect on (a) the business, assets, income, property, condition (financial or otherwise), business, performance, prospects, operations or properties the Originator or Servicer on an individual basis, or the Originator or Servicer and their Subsidiaries taken as a whole, (b) a material impairment of the ability of the Originator or Servicer to perform their obligations under this Agreement or any of the other Transaction Documents on a timely basis, or (c) the validity or enforceability of this Agreement or any of the other Transaction Documents, or the rights or remedies of the Purchaser or Transaction Administrator hereunder or thereunder.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(4) of ERISA, to which the Originator or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan means a Plan which has two or more contributing sponsors (including Originator or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

Obligations means all obligations and liabilities of the Originator and the Servicer to the Purchaser and Transaction Administrator, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case which may arise under, or out of or in connection with this Agreement or any other Transaction Document, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Purchaser and Transaction Administrator that are required to be paid by the Originator or the Servicer pursuant to the terms of this Agreement and the other Transaction Documents) or otherwise (including, without limitation, interest and fees accruing after the termination of the Programme and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Originator or the Servicer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Open Items File means a line by line file of each receivable sold to the Purchaser, including credit notes and unallocated cash at the relevant reporting date and all relevant details in relation to each Eligible Obligor including registration number, contact details, payment terms, potential set-off risk and delivery terms.

Outstanding Nominal Value means, with respect to any existing Purchased Receivable, the nominal value of such Receivable expressed in the currency of such Receivable (as recorded in the books of the relevant Originator and mentioned on the invoice representing the Receivable).

Party means any of the Originator, Servicer, Purchaser and the Transaction Administrator.

PBGC means the Pension Benefit Guaranty Corporation.

Pension Act means the Pension Protection Act of 2006.

Pension Funding Rules means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Originator and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

Permitted Credit Facilities means the Borrowing Base Facility Agreement and the Senior Term and Revolving Facilities Agreement.

Person means an individual, partnership, corporation (including a business trust), unincorporated association, trust, joint stock company, limited liability company, joint venture (insofar as it has legal capacity) or other entity, or a government or political subdivision, agency or instrumentality thereof.

Plan means any employee benefit plan within the meaning of Section 3(4) of ERISA (including a Pension Plan), maintained for employees of the Originator or any ERISA Affiliate or any such Plan to which the Originator or any ERISA Affiliate is required to contribute on behalf of any of its employees.

Portfolio means, in relation to a Purchase/Settlement, the Outstanding Nominal Value of all the Purchased Receivables acquired by the Purchaser on such Purchase/Settlement.

PP has the meaning ascribed thereto in Schedule 2.

Programme has the meaning ascribed to such term in recital (B).

Programme Administration Report has the meaning as materially represented in Schedule 7.

Purchase Rate means

(a) the Screen Rate;

(b) only if a Market Disruption Event occurs, Cost of Funds Rate; or

(c) only if a Replacement Rate has been agreed in accordance with Clause 4(e), such Replacement Rate. If such rate does not appear on the applicable Reuters Index page of the Replacement Rate, the rate for that period will be determined on the basis of the rates at which loans in USD are offered by the reference banks at approximately 11:45 am London time, on the relevant quotation date to prime banks in the relevant interbank market for a period equal to the period considered

and for deposits in an amount comparable to the amounts concerned. In all cases, if the rate is below zero, the Replacement Rate will be deemed zero,

provided, that, in respect of the Screen Rate and the Replacement Rate (in each case, if available), in the event where the relevant Discounting Period does not match any of the periods on the Reuters Index page, the applicable rate for such Discounting Period shall be calculated by the Purchaser by linear interpolation on a time weighted basis in accordance with the following formula:

$$R = \text{Rate L} + [(\text{Rate H} - \text{Rate L}) * (D/D_{H\text{-}L})]$$

Where

R = Purchase Rate to be determined

Rate L = Screen Rate or Replacement Rate (as applicable), on the Calculation Date, for the closest period shorter than the period of the Discounting Period.

Rate H = Screen Rate or Replacement Rate (as applicable), on the Calculation Date, for the closest period longer than the period of the Discounting Period.

D = the number of days between the last day the period for which Rate L is displayed and the Discounting Period.

$D_{H\text{-}L}$ = the number of days between the last day the period for which Rate L is displayed and the last day the period for which Rate H is displayed.

Purchase/Settlement Date means the First Purchase/Settlement Date and each date which is one (1) Business Day after a Calculation Date, as applicable.

Purchase Notice means the report describing the details as listed out in in Clause 4 and in the form as described in Schedule 6.

Purchase Price shall have the meaning ascribed to such term in Clause 6.

Purchased Receivables means, on any given date, the Receivables sold and assigned to the Purchaser hereunder and either totally or partially unpaid on such date.

Receivable means accounts (as defined in the UCC) and other payment obligations (as defined in the UCC), in each case owing to the Originator by the Eligible Obligor arising from a transaction under the Underlying Contract.

Record means, in respect of any Purchased Receivable, all contracts, correspondence, notes of dealings and other documents, books, books of account, registers, records and other information (including, without limitation, computer programmes, tapes, discs, punch cards, data processing software and related property and rights) maintained (and recreated in the event of destruction of the originals thereof).

Replacement Rate means a benchmark rate which is:

(a) implemented, designated or recommended as a replacement by the administrator of the Screen Rate or a central bank or any other supervisory or regulatory authority; or

(b) agreed by the Originator and the Purchaser as, generally accepted in the international or domestic loan markets as the appropriate successor to a Screen Rate or otherwise an appropriate successor to a Screen Rate.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Resolution Authority means anybody which has authority to exercise any Write-down and Conversion Powers.

Reserve Rate means zero (0) percent, subject to revision by the Purchaser from time to time (in its sole discretion), provided, that in lieu of any increase to the Reserve Rate, the Purchaser may (in its sole discretion) accept cash deposited by the Originator with the Purchaser in an amount to be determined by the Purchaser (in its sole discretion).

Rollforward means a file summarizing the movements that occurred in relation to the Purchased Receivables compared to the preceding Transmission/Cut-Off Date, as shown in Schedule 5.

Sanctions means any sanctions administered by or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control ("**OFAC**"), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.

Screen Rate means the rate for loans in USD for a period corresponding to the tenor of the applicable Purchased Receivables (subject to the proviso in the definition of "Purchase Rate"), which appears on Reuters (the "**Service**") Screen LIBOR01 Page (or on any successor or substitute page of the Service, or any successor to or substitute for the Service, providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Purchaser from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:45 am London time, on the relevant quotation date. If such rate does not appear on the Service Screen LIBOR01 Page, the rate for that period will be determined on the basis of the rates at which deposits in USD are offered by the reference banks at approximately 11:45 a.m. London time, on the relevant quotation date to prime banks in interbank market for a period equal to the period considered and for deposits in an amount comparable to amounts concerned. In all cases, if the rate is below zero, the Screen Rate will be deemed zero.

Screen Rate Replacement Event means (i) in the reasonable opinion of the Purchaser, the methodology, formula or other means of determining the Screen Rate has materially changed or (ii) the administrator of a Screen Rate announces that (a) it is insolvent or that it shall cease to provide the Screen Rate (and there is no successor administrator) or (b) such Screen Rate may no longer be used or shall be indefinitely or permanently discontinued.

Senior Term and Revolving Facilities Agreement means the Credit Agreement dated as of 27 October 2017 (as amended, supplemented or otherwise modified from time to time) among CSP Alpha Midco Pte. Ltd. as parent and CSP Alpha Holdings Pte. Ltd. as the company and certain other parties, in form and substance satisfactory to the Purchaser (in its sole discretion).

Servicing Arrangement shall have the meaning ascribed in Clause 7.

Subsidiary means a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership or other ownership interests having ordinary voting power (other than

stock, partnership, membership or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by such Person, as the case may be, or any such Person has the contractual power presently to designate a majority of the directors of such corporation, or in the case of unincorporated entities, of individuals exercising similar functions. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Originator or Servicer.

Tax means any tax, levy, impost, deductions, charge or withholding, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority.

Tax Affiliate means as to any Person, any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

Termination Date means the date of termination of the Programme, determined in accordance with Clause 14.

Termination Event means any of the events set forth in Clause 14 and any event or occurrence which, solely, with the giving of notice or the passage of time would give rise to any of the events set forth in Clause 14.

Total Collections means, with respect to each Purchased Receivable, the sum of all Collections received into the Collection Accounts (including, without limitation, late interest Collections in respect thereof).

Transmission/Cut-Off Date means the First Transmission/Cut-Off Date and each date thereafter which is the sixth (6th) Business Day of each month, as applicable, on which the Originator may send to the Purchaser a Purchase Notice together with the reports described in Clause 4, provided, that any Transmission/Cut-Off Date may be changed by the Originator to another Business Day in the same month with prior written notice delivered to the Transaction Administrator not less than five (5) Business Days prior to the applicable Transmission/Cut-Off Date being changed.

Transaction Documents means this Agreement, the Underlying Contract and each document designated and agreed as such by the Originator or the Servicer and the Purchaser.

UCC means the Uniform Commercial Code of the State of New York (as in effect from time to time); provided, in connection with any lien granted under any security document, if the laws of any other jurisdiction would govern the perfection or enforcement of such lien, "UCC" means the Uniform Commercial Code as in effect in such jurisdiction with respect to such lien.

Underlying Contract means any contract, which is approved by the Purchaser, between the Originator and an Eligible Obligor for the supply of goods and services and is listed in Schedule 8.

US Dollars, USD or **$** means the lawful currency of the United States of America

VAT means (a) any tax imposed in compliance with the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax, as amended, and; (b) any other tax of a similar fiscal nature, whether imposed in a member state of the European Union in substitution for, or in addition to, such tax, or imposed elsewhere.

Write-down and Conversion Powers means any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Belgium, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period).

Written-off Receivable means a Receivable that has been written off, or qualifies or would qualify for a write-off, as non-recoverable for accounting purposes by the Originator in accordance with its general accounting practices or Credit Policy.

(b) Unless stated to the contrary or the context requires otherwise, in the Agreement (including its preamble and its schedules):

(i) a reference to a **Clause** or a **Schedule** is a reference to a clause or a schedule to the Agreement;

(ii) a reference to the Agreement shall include its preamble and schedules;

(iii) the index and the headings are for convenience or reference only and shall not be used in construing the Agreement;

(iv) words appearing in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;

(v) a reference to set off shall include corresponding rights and powers under applicable law;

(vi) a reference to a person covers its assignee, transferee, successors;

(vii) a reference to a document means this document, as modified, replaced by novation or complemented;

(viii) a reference to a Transaction Document shall be construed to mean such transaction document, as amended after the date hereof and as may be amended and supplemented from time to time;

(ix) a reference to a provision of law shall mean such provision, as amended or re-enacted from time to time;

(x) a reference to **Parties** shall be constructed as reference to the parties to the Agreement and **Party** means any of the Parties.

2. PURPOSES OF THE AGREEMENT

(a) The Originator may, at its own discretion, in accordance with the terms of this Agreement, offer for definite unconditional sale and assignment to the Purchaser during the period commencing on the date hereof and continuing through and until (and not including) the Termination Date,

Eligible Receivables for Purchase that such Originator owns on each such date and which have not previously been sold and assigned. Subject to the provisions of this Agreement, the Purchaser hereby agrees, ON AN UNCOMMITTED AND FULLY DISCRETIONARY BASIS, to consider accepting such sales and assignments.

(b) The Purchaser hereby appoints the Transaction Administrator to act as its agent and representative and to perform certain tasks in the name and on behalf of the Purchaser under this Agreement.

(c) THE PROGRAMME IS ENTERED INTO ON AN UNCOMMITTED BASIS AND, ACCORDINGLY, THE ORIGINATOR IS UNDER NO OBLIGATION TO OFFER TO SELL RECEIVABLES TO THE PURCHASER AND THE PURCHASER IS UNDER NO OBLIGATION TO PURCHASE RECEIVABLES OFFERED FOR SALE BY THE ORIGINATOR.

3. PURCHASE/SETTLEMENT DATES, CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

(a) Each purchase of Receivables, to the extent offered by the Originator and accepted by the Purchaser (in its sole discretion), will take place on a Purchase/Settlement Date during the period commencing on the date hereof and continuing until (but excluding) the Termination Date, provided, that the terms and conditions specified in Clause 4 have been fulfilled, and that the conditions set out in Clause 3(b) are then satisfied.

(b) In respect of each purchase of Receivables:

(A) the following conditions precedent shall be satisfied on the First Purchase/Settlement Date:

i. the Purchaser shall have received pdf/copies of the (1) Originator's certificate of incorporation, bylaws and current certificate of good standing issued by the Secretary of State of the State of Delaware and (2) board resolutions or other appropriate and adequate incorporation approvals for the Originator, evidencing that the Originator has the powers to validly commit itself in this Agreement and holds all authorisations for such commitment and delivery of specimen of signatures;

ii. the Originator shall have complied with the conditions set forth in Clause 4(a);

iii. the Purchaser shall have received a copy of a duly completed financing statement (Form UCC-1), which will be filed on or prior to the date hereof naming the Originator as assignor/debtor and the Purchaser as assignee/secured party and any other similar instruments or documents as may be necessary or in the reasonable opinion of the Purchaser desirable under the UCC of all appropriate jurisdictions to perfect the Purchaser's ownership interest in all Receivables and Associated Rights that have been assigned, sold, transferred or purported to be assigned, sold or transferred to the Purchaser;

iv. the Purchaser shall have received copies of duly completed financing statement amendments or terminations (Form UCC-3) filed on or prior to the date hereof, releasing all security interests of any other Person in the Receivables or Associated Rights previously granted by the Originator or the Servicer, or, in the sole discretion

of the Transaction Administrator, a written release of security interests and other Adverse Claims in all Eligible Receivables for Purchase and Associated Rights (in form and substance acceptable to the Transaction Administrator (in its sole discretion)) duly executed and delivered by the applicable creditor;

v. the Purchaser shall have received copies of UCC search reports certified by the Secretary of State of the Originator's jurisdiction of organization acceptable to the Purchaser dated a date reasonably near the date hereof, listing all effective financing statements which are filed in such jurisdiction and such other jurisdictions where the Purchaser may reasonably request, together with copies of such financing statements (none of which shall constitute an Adverse Claim against the Receivables or Associated Rights that have been contributed, assigned, sold, transferred or purported to be assigned, sold or transferred to the Originator and subsequently to the Purchaser), and similar search reports with respect to judgment liens, bankruptcy liens and tax liens, showing no such liens on any of the Receivables or Associated Rights that have been assigned, sold, transferred or purported to be assigned, sold or transferred to the Originator and subsequently to the Purchaser;

vi. the Purchaser and its counsel shall have completed their due diligence on the Underlying Contracts, the outcome of such due diligence to be satisfactory to the Purchaser;

vii. completion of a due diligence review by the Purchaser covering the Originator Portfolios, systems and practices, the outcome of such due diligence to be satisfactory to the Purchaser;

viii. the Purchaser shall have received legal opinions (in form and substance satisfactory to the Purchaser in its sole discretion) covering (without limitation) validity, enforceability and true sale aspects of the transaction and transaction documents and capacity of the Purchaser;

ix. the Originator shall have received the prior written consent of each Eligible Obligor in respect of the transactions under this Agreement and the written agreement of each Eligible Obligor to make payments directly to the Collection Account, and such consent and agreement shall have been delivered to the Transaction Administrator;

x. the Purchaser shall have received executed copies of an amendment to the Borrowing Base Facility Agreement and a release letter from the agent thereunder (each in form and substance satisfactory to the Purchaser (in its sole discretion)), each certified as true and correct by the Originator; and

xi. the Originator shall have delivered to the Purchaser a completed and duly executed IRS Form W-9.

(B) the Originator represents to the Purchaser and the Transaction Administrator that on each Transmission/Cut-Off Date on which a Purchase Notice is delivered by the Originator and each Purchase/Settlement Date on which Receivables are purchased by the Purchaser,

(i) the representations and warranties set out in Clause 12 are true and correct in all material respects (except such representations and warranties which are

qualified by their terms by a materiality threshold, in which case they shall be true and correct in all respects);

(ii) there is no breach of any of the undertakings set out in Clause 13;

(iii) a Termination Event shall not have occurred and be continuing; and

(iv) no applicable law, regulation, judgment or decree of any governmental entity or any contractual obligations prohibits the making of such purchase or remittance of Total Collections in accordance with the provisions of this Agreement.

(c) On or prior to the date which is ninety (90) days after the date of this Agreement, the Originator shall have (i) caused any and all UCC financing statements on record naming the Originator as a debtor and any of AT&T Capital Services, Inc., Dell Financial Services L.P., Leaf Funding Inc. or Banc of America Leasing & Capital, LLC as the secured party, to be terminated or amended in a manner satisfactory to the Purchaser in its sole discretion, and shall have delivered to the Purchaser written evidence of the same or (ii) delivered to the Purchaser written agreements (in form and substance satisfactory to the Purchaser in its sole discretion) from each of the "secured parties" set forth in clause (i) above representing that they do not have any interests in the Purchased Receivables.

4. TERMS AND CONDITIONS GOVERNING THE PURCHASE OF RECEIVABLES

(a) To the extent an Originator desires to sell and assign Receivables on any Purchase/Settlement Date, the Originator will by no later than 11:00pm Brussels time on the Transmission/Cut-Off Date immediately preceding such Purchase/Settlement Date deliver to the Transaction Administrator, by electronic mail, the Purchase Notice therefor duly completed and executed, together with a list of the Collections received, a Rollforward file, an Open Items File and a detailed ageing list of the Receivables to be sold and assigned on such Purchase/Settlement Date.

(b) On any Calculation Date, to the extent that the Purchaser shall agree in writing (in its sole discretion) to purchase Receivables offered to it under clause (a) above, the Transaction Administrator will (subject to the timely delivery of the data in accordance with Clause (a)) confirm to the Originator by electronic mail, not later than 5:00 PM Brussels time, the Purchase Price for the Purchased Receivables sold by the Originator and purchased by the Purchaser on such Purchase/Settlement/Calculation Date by sending via electronic mail the applicable Programme Administration Report to the Originator, not later than 5:00 PM Brussels time.

(c) The Purchase Price shall be paid by the Purchaser to the Originator in accordance with Clause 10 below.

(d) On each Collection Date, the Originator shall send to the Transaction Administrator by electronic mail a list of the Collections relating to the Eligible Receivables received in the Collection Account.

(e) Replacement of Screen Rate - If a Screen Rate Replacement Event occurs the Purchaser and the Seller may agree such amendments to the Transaction Documents as may be required to (i) provide for and align the Transaction Documents to the use of a Replacement Rate for the

calculation of interest under this Agreement, (ii) provide for appropriate fall-back provisions for the Replacement Rate and (iii) adjust the pricing to reduce or mitigate the transfer of economic value from one party to another as a result of the application of the Replacement Rate.

5. CONSEQUENCES OF THE PURCHASE

(a) This Agreement constitutes a true sale (for all purposes under applicable law and accounting principles, including for bankruptcy law purposes) and not a security arrangement for any obligations of the Originator. The Purchaser shall have full title and interest in and to the Purchased Receivables as from the relevant Purchase/Settlement Date, shall be free to further dispose of such Purchased Receivables, and shall be fully entitled to receive and retain for its own account the Total Collections in respect of such Purchased Receivables.

For the avoidance of doubt, it is however agreed between the Parties that the Originator, in its capacity as Servicer as referred to in Clause 7, will remain responsible for the servicing, administration and collection of the Receivables in accordance with the provisions of the Servicing Arrangement.

(b) The relevant Receivables will be purchased and transferred on the relevant Purchase/Settlement Date with (i) all the Associated Rights and accessories, options, privileges, retention of title rights and interest linked to such Receivables as well as any sum due on the Receivables or which may become due subsequently, and all the advantages and benefits ensuing therefrom, and (ii) without limitation of the foregoing, all Collections received by the Servicer in respect of the relevant Receivables (for the avoidance of doubt, the Originator hereby sells and assigns such Collections to the Purchaser and the Purchaser hereby accepts such sale and assignment).

(c) Should any Purchased Receivables retrospectively on or after the relevant Purchase/Settlement Date appear to be Ineligible Receivables for Purchase on such Purchase/Settlement Date, and as soon as any Party becomes aware of the ineligibility of such Receivables, the Purchaser shall have the option to reassign such Receivable(s) with all the Associated Rights and accessories, options, privileges, and interest linked to the relevant Receivables to the Originator and the Originator shall repurchase such Receivables, at its expense and without any recourse, for a price corresponding to the Purchase Price of such Receivables plus, if any, Costs and Expenses. Such amount shall be credited in favour of the Purchaser to the Current Account in accordance with Clause 9(b)(iii). The Purchased Receivables that would appear to be Ineligible Receivable for Purchase will remain the property of the Purchaser until their reassignment to the Originator.

(d) The Originator shall take any action permissible, and required by the Purchaser, to assist in collecting any VAT refund for the benefit of the Purchaser following credit losses on a Purchased Receivable including, but not limited to, acquiring the relevant Purchased Receivable at a price equal to any VAT refund available for collection and any amounts recoverable from the Originator (if any) and pay such purchase price upon and to the extent of receipt of VAT refund and any amounts recovered from the Originator.

(e) The purchase of the Receivables (and instruction to make payment directly to the Collection Account) may be notified to the Eligible Obligors by the Purchaser upon and after the occurrence of a Termination Event or after a party hereto shall have delivered notice to the other party of the termination of this Agreement in accordance with Clause 14(a). Any notice given to an Eligible Obligor under this Clause should be substantially in the form set out in Schedule 9 with any necessary amendment as reasonably requested by the Purchaser or the Transaction Administrator.

6. DETERMINATION OF THE PURCHASE PRICE AND THE GLOBAL PURCHASE PRICE

(a) On each Purchase/Settlement Date, to the extent that the Purchaser agrees to purchase Eligible Receivables offered by the Originator for purchase in accordance with the terms of this Agreement, the Purchaser will acquire such Eligible Receivables for Purchase sold and assigned by the Originator on such date at a Purchase Price calculated on the basis of the Outstanding Nominal Value of such Receivables as further specified in this Clause 6 (the **Purchase Price**).

(b) The Purchase Price for Purchased Receivables will be calculated on the Calculation Date immediately following the applicable Transmission/Cut-Off Date on the basis of the relevant Portfolio for such Calculation Date as a whole, and not for each Purchased Receivable separately.

(c) The Purchase Price for Purchased Receivables referred to in Clause 6(b) shall be comprised of the PP and the DPP of the relevant Portfolio for such Purchase/Settlement Date, whereby the determination of the PP and the DPP shall be made by the Transaction Administrator in accordance with the calculation principles set out in Schedule 2. The computation of the PP and the DPP shall bind the parties to this Agreement except in case of manifest error.

(d) The PP calculated on a Calculation Date is the first part of the Purchase Price for the Purchased Receivables included in the relevant Portfolio, which is payable (and shall be paid) on the relevant Purchase/Settlement Date, subject to and in accordance with the provisions set forth in Clauses 9(b) and 10.

(e) On each Calculation Date, the Transaction Administrator will also calculate the GPP in accordance with Schedule 2. The computation of the GPP shall bind the parties except in case of manifest error.

(f) DPP, as determined in accordance with Schedule 2 will only be payable by the Purchaser, on any Purchase/Settlement Date, to the extent amounts are available for such purpose in accordance with the provisions set out in Clause 9(b). For the avoidance of doubt, the DPP does not represent a liability of the Purchaser other than to the extent of the instalments of DPP are payable pursuant to this Clause 6(f). No interest will be paid by the Purchaser on the DPP.

(g) To the extent that amounts equal to Dilution are paid by the Originator into the Collection Account in accordance with Clause 9(b)(ii) below (each a "**Dilution Reimbursement Payment**"), the PP for the immediately subsequent purchase hereunder by the Purchaser of Eligible Receivables shall be reduced by an amount equal to such Dilution Reimbursement Payment and the Dilution Reimbursement Payment shall be returned to the Originator contemporaneously with such subsequent purchase.

7. SERVICING ARRANGEMENT

(a) The Purchaser hereby appoints the Servicer to service, collect, monitor and administer, in the name and on behalf of the Purchaser, all Purchased Receivables and perform all related functions in the same manner and with the same care as the Originator services receivables it owns, and the Servicer hereby accepts such appointment by the Purchaser.

(b) The Servicer shall have the full power, authority and right to do or cause to be done any and all things which the Servicer reasonably considers necessary, convenient or incidental to the administration of the Purchased Receivables or the exercise of the rights, powers, duties and discretions referred to in Clause 7(a) and the performance of its other duties and obligations under this Agreement and according to Credit Policy, provided, that the Servicer shall not bring any proceeding or pursue any claim in any court (or with any administrative body) in the exercise of remedies against an Eligible Obligor in respect of Purchased Receivables, without the prior written consent of the Purchaser.

(c) The Servicer shall:

(i) manage the Purchased Receivables in accordance with the Credit Policy; any material change by the Servicer in such Credit Policy that is likely to have an impact on the Programme shall be submitted to the prior approval of the Purchaser;

(ii) administer the security interests (including without limitation liens, assigned rights and claims and retained titles) and the ancillary rights linked to the Purchased Receivables on behalf of the Purchaser;

(iii) strictly comply with its information obligations under this Agreement;

(iv) endeavour at its own expense to recover amounts due from Eligible Obligors in accordance with the Credit Policy and in particular (but without prejudice to the generality of the foregoing) exercise all common enforcement measures concerning amounts due from Eligible Obligors, including, without limitation, the enforcement of security (including without limitation liens, assigned rights and claims and retained titles);

(v) ensure that each Purchased Receivable may be identified in the books of the Originator at any time and to keep separate from all documents relating to other receivables, for the account of the Purchaser, any documents evidencing such Purchased Receivables;

(vi) allow the Transaction Administrator, upon its request, to examine the documents evidencing those Purchased Receivables, including original invoices or copies thereof;

(vii) provide to the Transaction Administrator, upon its request, any information and reports necessary for the calculation of the amounts to be entered to the Current Account pursuant to this Agreement;

(viii) comply with any reasonable management directives issued by the Transaction Administrator or the Purchaser with respect to the collection and recovery of the Purchased Receivables. In case of conflict between the instructions of the Transaction Administrator and of the Purchaser, those of the latter shall prevail;

(ix) notify the Transaction Administrator as soon as it becomes aware that the Eligible Obligor of the Purchased Receivables has been dissolved, has resolved to enter into liquidation, has filed an application for or has been subject to proceedings for composition with creditors, has filed an application for bankruptcy or has been subject to proceedings for bankruptcy, has been annulled as a legal entity or is subject to or has filed an application for similar proceedings. In such a case, the Servicer will prepare the statement of Outstanding Nominal Value of the Purchased Receivables due by the relevant Eligible

Obligor and send it, if appointed, to the trustee in bankruptcy or the liquidator in the name and for the account of the Purchaser and will take any other measures required under the law of such Eligible Obligor to ensure protection of the rights of the Purchaser. The Servicer will simultaneously address a copy of the aforementioned statement to the Purchaser and the Transaction Administrator;

(x) take necessary actions to recover the value added tax and to pay it on to the Purchaser if and when it is conclusively recovered following a partial or total loss of one or several Purchased Receivables, unless the Originator has already indemnified the Purchaser for such prejudice in accordance with Clause 16.2of this Agreement;

(xi) keep Records for all taxation purposes, including for the purposes of VAT, as applicable;

(xii) hold, to the benefit of the Purchaser, all Records relating to the Purchased Receivables until full payment by the relevant Eligible Obligor;

(xiii) assist the Purchaser's auditors and provide them with adequate information on the Purchased Receivables upon their request; and

(xiv) to the extent requested, supply the Purchaser and the Transaction Administrator with all Records and any other relevant information or document needed for the recovery of any unpaid Purchased Receivable.

(d) The Servicer shall not subcontract or delegate the performance of any of its obligations under this Agreement without the prior written approval of the Purchaser, which approval may be withheld in its sole discretion, provided, that certain reporting and other servicing obligations hereunder of the Servicer may be delegated by the Servicer to Startek USA, Inc., a Delaware corporation, or any other wholly-owned Subsidiary of the Servicer with prior written notice to the Transaction Administrator which notice shall include a detailed list of functions so delegated.

(e) The Servicer shall, if its obligations under this Clause 7 have been subcontracted in accordance with Clause 7(d) above, remain fully liable to the Purchaser to the same extent and under the same terms as if the Servicer itself was servicing the Purchased Receivables.

(f) The Servicer shall endeavour to cause each Eligible Obligor to make all payments on Purchased Receivables directly to the Collection Account. If notwithstanding the foregoing, any payments in respect of Purchased Receivables shall be received by the Servicer or the Originator, such payments shall be segregated from the Servicer's or Originator's assets (as applicable), held in trust for the Purchaser and transferred to the Collection Account in the same form received not later than one (1) Business Day after receipt thereof.

(g) The Servicer undertakes on behalf of the Purchaser, that it shall incur, for its own account, any costs, expenses and charges in connection with the enforcement of any of the Purchaser's rights and remedies in relation to the Purchased Receivables and it is agreed that the Servicer shall have no recourse or claim for indemnification or payment against the Purchaser in respect of such costs, expenses and charges.

(h) The Purchaser or the Transaction Administrator may terminate the Servicing Arrangement defined in Clause 7 at any time, immediately. The Servicer shall not terminate the Servicing

Arrangement without the prior written consent of the Purchaser, which it may withhold in its sole discretion.

8. CHARGES AND EXPENSES

(a) All Charges and Expenses incurred under this Agreement and determined in accordance with Schedule 3, will be borne by the Originator or reimbursed by the Originator to the Purchaser.

(b) The Transaction Administrator will supply the Originator with reasonable details and documented justification of any such Charges and Expenses.

9. PAYMENTS

(a) As they are expected to become obligor and creditor of each other for the duration of this Agreement, the Originator and the Purchaser, respectively, will enter into a current account legal relationship (the **Current Account**) so that, subject to this Clause 9 (*Payments*) and the items described under the subheadings under Clause 9(b), the payment of various sums due by (i) the Originator and/or the Servicer to the Purchaser; or (ii) by the Purchaser to the Originator and/or the Servicer, will take place by booking the amount in this Current Account. This Current Account is indivisible. However, for administrative purposes, the subheadings described below will be created. The creation of these subheadings will in no way affect the indivisibility of the Current Account. For the avoidance of any doubt, Parties acknowledge and agree that the Current Account is merely a current account legal relationship for administrative purposes and does not take the form of an account used for the collection of funds.

Amounts described in Clause (b) below, shall be booked to the Current Account on each Purchase/Settlement Date.

(b) The following amounts will be booked to the Current Account:

IN FAVOUR OF THE PURCHASER:

(i) **Collections**

The Originator and the Servicer acknowledge that this clause is without prejudice to the general undertaking of the Servicer included in the Servicing Arrangement to ensure that any amount due in relation to any Purchased Receivables will be paid directly to the Collection Account.

In case any partial payment (by means of compensation or any other method) is made by Originator, Servicer or Eligible Obligor which cannot be applied to a particular Receivable, the Servicer will allocate such payment proportionally to all Receivables, whether assigned or not, on such Originator.

(ii) **Indemnity in respect of Dilution**

This represents the amount by which the Outstanding Nominal Value of any Purchased Receivable has been reduced as the consequence of a Dilution.

Promptly upon becoming aware that the aggregate Dilution is equal to or greater than the Dilution Threshold, the Originator or Servicer, as applicable, shall deliver written notice thereof to the

Purchaser and Transaction Administrator which notice shall include the full amount of and reason for the Dilution. At any time after receipt of such notice indicating Dilution in an amount equal to or greater than the Dilution Threshold, the Purchaser may demand immediate payment by the Originator directly to the Collection Account of an amount equal to the entire amount of such Dilution.

(iii) **Indemnities in respect of Ineligible Receivables for Purchase that have been purchased as Eligible Receivables for Purchase**

Should the Purchaser decide to reassign any Purchased Receivable pursuant to Clause 5(c), the amount of such Receivables shall be credited in favour of the Purchaser to the Current Account in accordance with this paragraph. Such amount will be assimilated to a payment by the Originator to the Purchaser and will be deemed to be booked on the Current Account on the day the Purchaser has exercised its rights in accordance with Clause 5(c).

For the avoidance of doubt, this indemnity only applies to Eligible Receivables for Purchase that were Ineligible Receivables for Purchase on the Purchase/Settlement, not to Purchased Receivables that become ineligible after the Purchase/Settlement Date.

(iv) **Any Indemnity due by the Originator or the Servicer to the Purchaser**

These are the amounts due by the Originator or the Servicer to the Purchaser pursuant to the Servicing Arrangement.

The amount of the Indemnity will be deemed to be booked on the Current Account on the day the Indemnity is payable.

(v) **Charges and Expenses**

These are the Charges and Expenses due by the Originator to the Purchaser pursuant to Clause 8(a) and Schedule 3.

This amount will be deemed to be booked on the Current Account on the Purchase/Settlement Date immediately following the Charges Period to which such Charges relate or during which demand for payment of such Expenses was made.

(vi) **Any other amount due under this Agreement by the Originator or the Servicer to the Purchaser** (information supplied by the Servicer)

Any other amount due under this Agreement will be deemed to be booked on the Current Account on the day the Originator or the Servicer or a court order recognises that the Purchaser is entitled to this amount.

(It is well understood that the above entries will be made without duplication, so that the same amount in respect of the same Receivable will not be entered more than once in the Current Account under Clauses 9(b)(i) to 9(b)(vi))

IN FAVOUR OF THE ORIGINATOR:

(vii) **The PP paid for the Portfolio acquired by the Purchaser**

This amount will be deemed to be booked on the Current Account on the Purchase/Settlement Date on which the relevant Portfolio is acquired by the Purchaser.

(viii) **The DPP paid for the Portfolio acquired by the Purchaser**

This amount will be deemed booked on the Current Account on the Purchase/Settlement Date following the Collections of the relevant Portfolio acquired by the Purchaser.

(ix) **Any other amount due under this Agreement by the Purchaser to the Originator or the Servicer, and payments into the Collection Account which are not proceeds of Purchased Receivables**

This amount (other than payments which are not proceeds of Purchased Receivables) due will be deemed to be booked on the Current Account on the day the Purchaser, or a court order, recognises that the Originator or the Servicer is entitled to this amount.

Payments received into the Collection Account which are not proceeds of Purchased Receivables (as determined by the Transaction Administrator in its sole discretion absent manifest error) shall be booked on the Current Account on the date which is three (3) Business Days after receipt thereof into the Collection Account.

10. SETTLEMENT - INTERMEDIATE CLOSING OF THE CURRENT ACCOUNT AND INTERMEDIATE PAYMENT

(a) Terms and conditions of intermediate closing of the Current Account

(i) On each Calculation Date, the Transaction Administrator shall calculate the closing balance of the Current Account as of such date (an "Intermediate Closing Balance"), taking into account all entries scheduled to take place until and including such Calculation Date.

(ii) On each Purchase/Settlement Date, the Purchaser shall pay to the Originator the PP for the Eligible Receivables for Purchase that the Purchaser has agreed to purchase, which were offered to the Purchaser on the Transmission/Cut-Off Date immediately preceding such Purchase/Settlement Date, provided, that (x) if the Intermediate Closing Balance calculated on such Purchase/Settlement Date (inclusive of such PP) is owing to the Originator and such Intermediate Closing Balance is less than such PP, such Intermediary Closing Balance shall be paid to the Originator in lieu of the PP, (y) if the Intermediate Closing Balance calculated on such Calculation Date (inclusive of such PP) is owing to the Purchaser, the PP shall not be paid to the Originator and (z) in each case (under clauses (x) and (y) above), the applicable Eligible Receivables Offered for Purchase shall be deemed purchased by the Purchaser.

(iii) The remainder of the Intermediate Closing Balance (if any), after giving effect to the payments under Clause (a)(ii) above, shall be paid in favour of the Originator or of the Purchaser, as the case may be, on the Purchase/Settlement Date immediately following

the Purchase/Settlement Date on which such Intermediate Closing Balance was calculated, notwithstanding the consequences that a seizure or any other similar measure imposed on the whole or part of the amounts due by one party to the other would have on such balance.

(b) Terms and conditions governing payments

(i) On each Transmission/Cut-Off Date, the Servicer will inform the Transaction Administrator of the global amounts to be booked under each subheading on the Current Account since the immediately preceding calculation of the Intermediate Closing Balance (as referred to in Clause 10(a). *Terms* and conditions of intermediate closing of the Current Account), as well as any corrective entries, insofar as such data have to be supplied by it in compliance with Clause 9(b). It will do so by electronic mail by no later than 11 p.m. Brussels time.

(ii) On each Calculation Date, the Transaction Administrator shall, on the basis of the information supplied by the Servicer in accordance with Clause 10(a) and the information available to it, compute the balance of the Current Account payable on the relevant Calculation Date and deliver this information to the Originator by electronic mail before 5pm Brussels time. This computation will bind the parties to this Agreement absent manifest error.

(iii) If in accordance with Clause 10(a) above, the balance of the Current Account is in favour of the Purchaser, the Originator shall pay to the Purchaser on the applicable Purchase/Settlement Date, the amount as required under Clause 10(a) by transfer to the Collection Account.

(iv) If the Originator fails to pay any balance due to the Purchaser on the applicable Purchase/Settlement Date in full or in part, the Originator shall owe a late payment interest which shall accrue on the overdue amount at a rate equal to the Purchase Rate plus the Applicable Margin plus 200 bps per annum starting on such Purchase/Settlement Date until the Business Day on which payment is received in full of the overdue amount due.

(v) If in accordance with Clause 10(a) above, the balance of the Current Account is in favour of the Originator, the Purchaser shall pay to the Originator on the applicable Purchase/Settlement Date, the amount as required under Clause 10(a) by wire transfer to:

Account Title	STARTEK INC
Account Number	3998127
ABA/Routing #	071000288
Bank Name	BMO Harris Bank NA
Bank Address	111 West Monroe St
	Chicago, IL 60603
SWIFT Code	HATRUS44

11. TAX GROSS-UP

(a) All payments to be made by the Originator or the Servicer to the Purchaser shall be made free and clear of and without withholding or deduction for or payment of or on account of tax unless the Originator or the Servicer is (are) required by law to make such a payment subject to the deduction or withholding or payment of or on account of tax, excluding any U.S. federal withholding Taxes imposed under FATCA (all such non-excluded taxes, hereinafter referred to as **Applicable Taxes**). In such a case the sum payable by the Originator or the Servicer in respect of which such deduction or withholding or payment which is required to be or is made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding or payment (and any additional deduction or withholding or payment for or on account of tax in respect of such increased amount), the Purchaser receives and retains (free from liability in respect of any such deduction or withholding or payment) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding or payment been made or required to be made.

(b) The Originator and the Servicer agree to pay any present or future stamp, court or documentary taxes or any other excise or property taxes, value added tax, charges or similar levies imposed by any governmental entity or taxing authority therein which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to this Agreement or which may be required to assure the admissibility in evidence of this Agreement (hereinafter referred to as **Other Applicable Taxes**).

(c) The Originator and the Servicer hereby agree to indemnify the Purchaser and the Transaction Administrator for the full amount of Applicable Taxes and Other Applicable Taxes (including, without limitation, any Applicable Taxes and Other Applicable Taxes) paid by the Purchaser or the Transaction Administrator and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(d) Within sixty (60) days after the date of any payment of Applicable Taxes, the Originator and the Servicer (as applicable and upon reasonable request) will provide the Transaction Administrator with a copy of a receipt evidencing payment thereof. The Transaction Administrator will provide the Purchaser with a copy of such receipt. If Applicable Taxes are payable in respect of any payment hereunder by the Originator and/or the Servicer (as applicable) but an exemption in relation to such Applicable Taxes is available, the Originator shall, upon the reasonable request of the Transaction Administrator, provide the Transaction Administrator with a certificate from each relevant taxing authority, or an opinion of tax counsel acceptable to the Transaction Administrator, in either case stating that such payment is exempt from or not subject to Applicable Taxes (in its sole discretion).

(e) If the Originator or the Servicer become(s) obliged to pay any Applicable Taxes or Other Applicable Taxes with respect to any amounts payable to the Purchaser or the Transaction Administrator hereunder, the Purchaser or the Transaction Administrator (as applicable) shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take such steps as would avoid or reduce the amount of such Applicable Taxes or Other Applicable Taxes; provided, that no such steps shall be required to be taken if, in the reasonable judgment of the Purchaser or the Transaction Administrator, such steps would be disadvantageous to the Purchaser or the Transaction Administrator.

(f) All amounts payable under and pursuant to this Clause 11 shall be paid not later than ten (10) Business Days immediately following the date the Purchaser or the Transaction Administrator makes written demand therefor.

12. REPRESENTATIONS AND WARRANTIES

(a) During the time this Agreement remains in force, each of the Originator and the Servicer, as applicable, individually represents and warrants to the Purchaser that:

(i) Financial Conditions. The audited consolidated balance sheet of the Originator and the Servicer at December 31, 2018 and the related consolidated statements of operations for the Fiscal Year ended on such date, copies of which have heretofore been furnished to the Purchaser and Transaction Administrator, in each case are complete and correct in all material respects and present fairly the consolidated financial condition of the Originator and the Servicer as at such date, and the consolidated results of their operations for the Fiscal Year then ended. The financial statements described in this Clause 12(a)(i), including the related schedules and notes thereto, have been prepared in accordance with GAAP, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).

The unaudited consolidated balance sheet of the Originator and the Servicer September 30, 2019 and the related unaudited consolidated statements of operations for the month ended on such date, certified by an authorized officer of the Originator, copies of which have heretofore been furnished to the Purchaser and Transaction Administrator, are complete and correct in all material respects and present fairly the consolidated financial condition of the Originator and the Servicer and their Subsidiaries as at such date, and the consolidated results of their operations for the month then ended (subject to normal year end audit adjustments). All such financial statements have been prepared in accordance with GAAP (except for the absence of footnote disclosures) applied consistently throughout the periods involved (except as approved by such authorized officer and as disclosed therein).

(ii) No Change. Since December 31, 2018, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

(iii) Existence; Compliance with Law. Each of the Originator and the Servicer (a) is duly organized and in good standing under the Laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign company and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Laws in all material respects.

(iv) Power; Authorization; Enforceable Obligations. Each of the Originator and the Servicer has the corporate power and authority, and the legal right, to execute, deliver and perform the Transaction Documents to which it is a party, and has taken all necessary corporate action to authorize the Purchase of Receivables on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Except for (a) the filing of UCC financing statements

and equivalent filings or registrations for foreign jurisdictions and (b) the filings such as other authorizations, approvals, registrations, actions, notices, or filings as have already been obtained, made or taken and are in full force and effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person to which the Originator and the Servicer are subject, is required in connection with the purchase of Receivables hereunder or with the execution, delivery, performance, validity or enforceability of the Transaction Documents. This Agreement has been, and each other Transaction Document to which the Originator or the Servicer is a party will be, duly executed and delivered on behalf of the Originator and the Servicer. This Agreement constitutes, and each other Transaction Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Originator and the Servicer enforceable against the Originator and the Servicer in accordance with its terms, subject to the effects, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(v) No Legal Bar. The execution, delivery and performance of the Transaction Documents to which the Originator and the Servicer are a party, the purchase of Receivables hereunder (i) will not violate any law or regulation in each case to the extent applicable to or binding upon the Originator and the Servicer or their properties, (ii) will not violate any contractual obligation of the Originator and the Servicer or any of their Subsidiaries, and (iii) will not result in, or require, the creation or imposition of any lien on the Originator and the Servicer or any of their Subsidiaries' properties or revenues pursuant to any such law or regulation or contractual obligation.

(vi) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Originator or the Servicer, threatened by or against the Originator or the Servicer or any of their Subsidiaries or against any of its respective properties or revenues (a) with respect to any of the Transaction Documents, (b) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of the Transaction Documents in which the litigation, investigation or proceeding is material and has a reasonable basis in fact, or (c) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(vii) No Default; Termination Event. None of the Originator and the Servicer or any of their Subsidiaries is in default under or with respect to any contractual obligations that has had or could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred and is continuing.

(viii) Title and Liens. The Originator and the Servicer and their Subsidiaries have good and defensible title to all of its Receivables offered for sale to the Purchaser, and none of such Receivables is subject to any lien, other than liens granted to secure the Originator's obligations under the Permitted Credit Facilities.

(ix) No Burdensome Restrictions. There is no law or regulation or contractual obligation of the Originator and the Servicer or any of their Subsidiaries, compliance with which has had or could reasonably be expected to have a Material Adverse Effect.

(x) Taxes. Each of the Originator and the Servicer and each of their Tax Affiliates has timely filed or caused to be filed all income, franchise and other Tax returns required to be filed and has timely paid all income, franchise and other Taxes due and payable by it or imposed with respect to any of its property and all other income, franchise and other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Originator and the Servicer or the applicable Tax. Each of the Originator and the Servicer and each of their Tax Affiliates has complied in all material respects with all applicable Laws relating to the withholding and payment of taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws. As of the date hereof, no tax return of the Originator or the Servicer or any of their Tax Affiliates is being audited by any Governmental Authority. None of the Originator or the Servicer or any of their Tax Affiliates has (i) as of the date hereof, executed or filed with any Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any federal, state, local or foreign taxes or other imposition; (ii) agreed or been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise (other than as a result of changes in the Code or regulations thereunder); or (iii) any obligation under any written tax-sharing agreement. None of the Originator or the Servicer or any of their Tax Affiliates has taken any reporting position for which it does not have a reasonable basis or anticipates any further material tax liability with respect to its taxable years that have not been closed, taken as a whole.

There are no liens for Taxes against the Receivables or any property of the Originator or the Servicer or any of their Subsidiaries and no claim is being asserted with respect to Taxes which could result in such liens, except for statutory liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of Originator and the Servicer.

(xi) Investment Company Act; Other Regulations. None of the Originator or the Servicer or any of their Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

(xii) Accuracy and Completeness of Information. All factual information, reports and other papers and data with respect to the Originator and the Servicer or any of their Subsidiaries furnished, and all factual statements and representations made, to the Purchaser by the Originator or the Servicer, or on behalf of the Originator or the Servicer, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished in connection with this Agreement and all such other factual statements and representations previously so made in connection with this Agreement, complete and correct in all material respects, to the extent necessary to give the Purchaser true and accurate knowledge of the subject matter thereof in all material respects, and did not as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary

in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

(xiii) Solvency. As of the date hereof, and each other date of determination, after giving effect to purchase of receivables to be made, issued or provided on or prior to such date, (i) the amount of the "present fair saleable value" of the assets of each of the Originator, the Servicer and their Subsidiaries, and of the Originator and the Servicer and their Subsidiaries taken as a whole, will, as of such date, exceed the amount of all "liabilities of the Originator and the Servicer and their Subsidiaries, and the Originator and the Servicer and their Subsidiaries as a whole, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each of the Originator and the Servicer, and of the Originator and the Servicer and their Subsidiaries taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Originator and the Servicer and their Subsidiaries and of the Originator and the Servicer and their Subsidiaries taken as a whole, on its respective debts as such debts become absolute and matured, (iii) each of the Originator and the Servicer and their Subsidiaries, and the Originator and the Servicer and their Subsidiaries taken as a whole, will not have, as of such date, an "unreasonably small amount of capital" with which to conduct their respective businesses, as such quoted term is determined in accordance with applicable U.S. federal and state Laws governing the determination of insolvency of debtors and (iv) each of the Originator and the Servicer and their Subsidiaries, and the Originator and the Servicer and their Subsidiaries taken as a whole, will be able to pay their respective debts as they mature. For purposes of this Clause (xiii), "debt" means "liability on a claim", "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

(xiv) Sanctions/Anti-Corruption Representations.

None of the Originator, the Servicer or any of their Affiliates is in violation of any Anti-Terrorism Laws, is the subject of any Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws.

None of the Originator, the Servicer or, to the best of their knowledge, any of their Affiliates, or any directors, officers, employees or agents of the Originator or the Servicer or, to the best of their knowledge, any of their Affiliates is a Person (each such Person, a "**Sanctioned Person**") that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently Cuba, Iran, North Korea, Crimea, Sudan and Syria.

None of the Originator, the Servicer or any of their Affiliates, directors or officers, or any Subsidiary of the Originator or the Servicer, has engaged in any activity or conduct which would violate any applicable Anti-Terrorism Laws or Anti-Corruption Laws in any

applicable jurisdiction and the Originator and the Servicer have instituted and maintain policies and procedures designated to prevent violation of such laws.

(xv) Remittances. The Originator and the Servicer have instructed each Eligible Obligor to remit any and all payments solely to the Collection Account.

(xvi) Receivables.

(A) Each Receivable presented for purchase is an Eligible Receivable for Purchase.

(B) Each sale of each Receivable under this Agreement is made on arm's length terms.

(C) It has the capability (i) to identify each individual Purchased Receivable, and (ii) to track Total Collections in respect of each of the Purchased Receivables.

(xx) No Termination Event. No Termination Event has occurred and is continuing.

(xxi) Underlying Contracts. The Originator is in compliance in all material respects with the terms of the applicable Underlying Contracts governing the applicable Purchased Receivable.

(xxii) ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the U.S. Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Originator, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Originator, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Originator nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Originator and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Originator nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Originator nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Originator nor any ERISA Affiliate has engaged in a transaction that

could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Originator nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than Pension Plans not otherwise prohibited by this Agreement.

(xxiii) Intellectual Property; Licenses, Etc. Each of the Originator and its Subsidiaries own, or possess the right to use, all of the Intellectual Property (including IP Rights) that are reasonably necessary for the operation of their respective businesses, without known conflict with the IP Rights of any other Person, except to the extent any failure so to own or possess the right to use could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each of the Originator, the operation by the Originator and its Subsidiaries of their respective businesses does not infringe upon any IP Rights held by any other Person.

(xxiv) Labor Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, there are no strikes, lockouts, slowdowns or other material labor disputes against the Originator or any Subsidiary thereof pending or, to the knowledge of the Originator, threatened. The hours worked by and payments made to employees of the Originator comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters. Neither the Originator nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from the Originator and its Subsidiaries, or for which any claim may be made against the Originator on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of the Originator. Neither Originator nor any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to Originator's knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of Originator or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against Originator or any Subsidiary pending or, to the knowledge of any of Originator, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any of Originator or any of its Subsidiaries. The consummation of the transactions contemplated by the Transaction Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Originator or any of its Subsidiaries is bound.

(xxv) Environmental Compliance.

(a) Neither Originator nor any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law with respect to the Originator or any Subsidiary's operations, (ii) has become subject to a pending claim with respect to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental

Liability except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) none of the properties currently owned or operated by Originator or any Subsidiary thereof is listed or, to the knowledge of the Originator, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of the Originator, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by Originator or any Subsidiary thereof; (iii) to the knowledge of Originator, there is no asbestos or asbestos-containing material on any property currently owned or operated by Originator or any Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of by Originator or any Subsidiary in violation of Environmental Laws or, to the knowledge of the Originator, by any other Person in violation of Environmental Laws on any property currently owned or operated by Originator or any Subsidiary thereof.

(c) Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, neither Originator nor any Subsidiary thereof is undertaking, and neither Originator nor any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored by Originator or any Subsidiary at, or transported to or from by or on behalf of Originator or any Subsidiary, any property currently owned or operated by Originator or any Subsidiary thereof have, to the knowledge of Originator, been disposed of in a manner not reasonably expected to result in material liability to Originator or any Subsidiary thereof.

(d) Originator conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Originator has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The representations and warranties referred to in Clause 12(a) shall be deemed to be made by each of the Originator and the Servicer to the Purchaser (i) on the date hereof, (ii) each date on which a Purchase Notice is delivered by the Originator hereunder and (iii) each Purchase/Settlement Date.

13. UNDERTAKINGS

(a) Information, Accounts, Records

Each of the Originator and the Servicer undertake:

(i) to supply to the Transaction Administrator its annual balance sheet and annual profit and loss statement for the Originator, as soon as possible and at any rate within ninety (90) days following the end of its accounting year;

(ii) to keep proper documents, books, Records and other reasonable information necessary or useful for the control and the recovery of the Purchased Receivables and the monitoring of the Programme, including by indicating that the applicable Purchased Receivables have been sold to the Purchaser;

(iii) to supply the Purchaser and the Transaction Administrator with all reasonable documents needed for the recovery of an unpaid Purchased Receivable (following the termination of the mandate of the Servicer in accordance with the Servicing Arrangement) or all reasonable documents from Originator certifying the existence and the amount of the Purchased Receivables. In doing so, the Parties shall duly consider the confidentiality undertakings entered into by the relevant Originator under the contracts under which Purchased Receivables arise and shall use best efforts to minimize the risk of breach of confidentiality clauses (e.g. by providing redacted copies of such contracts);

(iv) at any time, at the request of the Purchaser or the Transaction Administrator in case of its reasonable suspicion of fraud and if such suspicion is not resolved in the discretion of the Purchaser or the Transaction Administrator, to instruct auditor of the Originator at the expense of the Originator to contact the Originator to ensure the existence of the relevant Purchased Receivables;

(v) to notify for consent the Transaction Administrator of any major change in their Credit Policy;

(vi) to notify the Transaction Administrator of any major legal, financial or other changes in their structure, activity or economic and financial situation which could materially affect the Programme;

(vii) to maintain the contractually agreed servicing procedures, except where the prior consent of the Purchaser (which may be withheld in its sole discretion) to do otherwise has been given, and in that case in accordance with the terms of the relevant specific consent;

(viii) to pay the Charges and Expenses set out in Schedule 3 in accordance with Clause 8;

(ix) at any time and from time to time, with three (3) Business Days prior notice, to allow the Transaction Administrator and its agents or representatives to conduct an on-site examination of their Programme related books, Records and documents. The Originator will bear all reasonable costs related to such examination (unless such examination results in any adverse finding (to the interests of the Purchaser), in which case the Originator will also bear all reasonable costs related to any follow-up examination in connection thereto), provided, however, that the Originator will only bear the costs of one such examination per year unless a Termination Event has occurred in which case the Originator shall bear all such costs;

(x) to notify the Purchaser immediately after the collection of one or more of the Purchased Receivables has effectively become subject to legal proceedings; and

(xi) to deliver to the Purchaser prior written notice of any amendment, supplement or waiver to the Permitted Credit Facilities.

(b) **Concerning the Purchased Receivables**

Each of the Originator and the Servicer undertakes:

(i) not to dispossess itself from any document representing a Purchased Receivable, and, subject to the provisions in Clauses 13(a)(iii) and 13(a)(iv) above, to remit them to the Purchaser or to the Transaction Administrator as soon as possible but in any event not later than three (3) Business Days after request therefor;

(ii) without prejudice to the obligation to fulfil its duties as Servicers or provided for in the Servicing Arrangement, not to use the rights, options, appeals to the Purchased Receivables without having obtained the prior written approval of the Transaction Administrator;

(iii) not to draw any bill of exchange in connection with a Purchased Receivable, nor to demand or receive from the Originator, or otherwise permit the creation by the Originator of, any promissory note in connection with a Purchased Receivable, except if that bill of exchange or promissory note is immediately endorsed to the Purchaser;

(iv) not to sell, assign, encumber or dispose of any Purchased Receivables;

(v) not without prior written consent of the Transaction Administrator (which may be withheld in its sole discretion), extend, amend, waive or otherwise modify the terms of any Purchased Receivable or contract pursuant to which a Purchased Receivable was generated that could reasonably be expected to negatively affect or reduce the amount of the Purchased Receivable;

(vi) not to grant security over any of the Purchased Receivables to any third party;

(vii) not to take any action in respect of the Purchased Receivables or this Agreement that could affect the validity or the recoverability of the Purchased Receivables in whole or in part, or which could harm, in any other way, the interest of the Purchaser in the Purchased Receivables;

(viii) to comply with any reasonable directions, orders and instructions with respect to the Purchased Receivables that the Purchaser may from time to time give to the Originator in accordance with this Agreement, and which would not result in committing a breach of the Originator's obligations under this Agreement or an illegal act;

(ix) at its expense, to promptly execute and deliver all further instruments and reasonable documents, and take all further action that the Purchaser and/or the Transaction Administrator may reasonably request, and cooperate with the Purchaser and/or the Transaction Administrator, from time to time, in order to perfect or protect the full and complete ownership interest in, and collectability of, the Purchased Receivables;

(x) to duly perform and comply in all material respects with the applicable Underlying Contract relating to the applicable Purchased Receivables, promptly inform the Purchaser and the Transaction Administrator of any material breach or default by the Originator or Servicer of any of the terms thereof and promptly furnish to the Purchaser and the Transaction Administrator all reports and all financial and other information required to be delivered and available to, or received by, the applicable Originator pursuant to the applicable Underlying Contracts relating to the applicable Purchased Receivables; and

(xi) to provide the Transaction Administrator and Purchaser with new or relevant Underlying Contracts.

(c) **Notices to the Originator**

The Purchaser agrees to notify the Originator as follows:

(i) on the applicable Calculation Date, if a Market Disruption Event shall have occurred, the Cost of Funds Rate at such time;

(ii) as promptly as reasonably practicable after it obtains actual knowledge thereof, of the incurrence of Increased Costs as described in Clause 16 for which the Purchaser is permitted compensation from the Originator pursuant to such clause, provided, that the failure to so notify the Originator shall not affect or limit the Purchaser's rights to compensation therefor;

(iii) not later than the date which is five (5) Business Days prior to each Transmission/Cut-Off Date (other than the first such date hereunder), of any increase in the Reserve Rate since the immediately preceding Transmission/Cut-Off Date; and

(iv) at least five (5) Business Days prior to the applicable Transmission/Cut-Off Date (other than the first such date hereunder), of any change to the Buffer Period.

14. TERMINATION

(a) Each Party has the right to terminate the Programme at any time upon giving thirty (30) calendar days prior written notice to the other Parties hereto.

(b) Termination Events:

Notwithstanding Clause (a) above, if any of the following events shall occur and be continuing:

(i) any of the Transaction Documents cease to be legal, valid and binding for any reason; or

(ii) any event, circumstance or condition shall occur or exist that could reasonably be expected to have a Material Adverse Effect; or

(iii) the Originator and the Servicer fail to make any payment when due in accordance with the Transaction Documents; or

(iv) any representation or warranty made or deemed made by the Originator and the Servicer herein or in any other Transaction Document shall prove to have been incorrect; or

(v) the Originator and the Servicer shall default in the observance or performance of any Conditions Precedent, or any other Undertaking relative to its existence; or

(vi) any "Event of Default" or similarly described event or circumstance under the Borrowing Base Facility Agreement or any other Permitted Credit Facility shall occur; or

(vii) the Servicer shall fail to comply with any of the terms of the Servicing Arrangement; or

(viii) any Purchased Receivable shall become subject to any Adverse Right; or

(ix) the Originator or the Servicer shall be subject to any investigation by a Governmental Authority for fraud, theft, breach of trust, forgery or corruption;

then, and in any such event,

(A) if such Termination Event is an "Event of Default" as described in paragraph (f) or (g) of Section 9.01 of the Borrowing Base Facility Agreement, the Maximum Programme Amount and the Programme shall immediately and automatically terminate and the Obligations hereunder (with accrued interest thereon) and all other amounts owing by the Originator and Servicer under this Agreement shall immediately become due and payable, and

(B) if such event is any other Termination Event, either or both of the following actions may be taken:

(i) the Purchaser may, by notice to the Originator, declare the Maximum Programme Amount and the Programme to be terminated forthwith, whereupon the Maximum Programme Amount and the Programme shall immediately terminate, and

(ii) the Purchaser may, by notice to the Originator, declare the Obligations hereunder (with accrued interest thereon) and all other amounts owing by the Originator and the Servicer under this Agreement and any other Transaction Document to be due and payable forthwith, whereupon the same shall immediately become due and payable, without further notice, notice of intent to accelerate or presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Originator and Servicer.

(c) In addition, upon the occurrence and during the continuance of a Termination Event:

(i) the Servicer will immediately provide the ageing balance of all Purchased Receivables, cut-off at the Termination Date and all documentation (including, without limitation, all data described in Clause 4(a)) identifying each of the Purchased Receivables purchased through the Termination Date and not previously identified in accordance with the provisions of this Agreement;

(ii) no further Instalment of DPP shall fall due unless and until the balance of the GPP shall have been reduced to zero and any balance of the Current Account payable to the Purchaser shall have been duly paid to the Purchaser; and

(iii) without prejudice to Clause 5(e), the Purchaser, or the Transaction Administrator on its behalf, is entitled (at the sole cost and expense of the Originator) to notify, or to arrange for the notification of, the Eligible Obligor of the assignment of the Purchased Receivables and new payment instructions.

15. CONFIDENTIALITY

(a) Each Party agrees to treat all Confidential Information transmitted by the other Party as strictly confidential. The Parties agree not to divulge such information to any other person and to ensure that their respective personnel, agent, consultant or representatives similarly respect the confidential nature of such Confidential Information.

(b) Each Party agrees to use all information of any kind transmitted by the other Party only for the purpose of this Agreement.

(c) This provision shall not prevent:

(i) either party from transmitting such Confidential Information as may be required by its auditors or professional advisors, public organisations or any governmental, regulatory, fiscal, or monetary institution or other authority, including by any court of competent jurisdiction, in so far as it is obliged to do so by the applicable laws and regulations in force;

(ii) the Purchaser from using any original or duplicate copy of the contractual documentation or any computer information referred to in this Agreement in order to take all such measures deemed necessary by the Purchaser to preserve, assign, transfer and/or enforce its rights under the Transaction Documents, including without limitation any legal action;

(iii) either Party from providing the Credit Rating Agencies with any reasonable information they may require;

(iv) either Party from transmitting such Confidential Information as may be in the public domain other than as a result of a breach of this Clause by such Party; and

(v) the Purchaser from sharing such Confidential Information with prospective assignees or participants which have entered into confidentiality arrangements similar to those in this Clause 15 in respect thereof.

(d) This obligation to preserve confidentiality shall remain valid for 5 years from the applicable Purchase/Settlement Date.

(e) Each Party shall at any time be liable for any and all breaches of this Clause by itself, any of its respective personnel, agents, consultants or representatives of itself or its Affiliates without prejudice to Clause 15(c).

16. INCREASED COSTS AND INDEMNITY

16.1 Increased Costs

(a) If as a result of (i) either the introduction of or any change in, or in the interpretation or application of, any law or regulation, or (ii) the compliance by the Purchaser with any law or regulation made after the date of this Agreement, the Purchaser suffers or incurs:

(i) a reduction in the rate of return from a commitment under or in respect of this Agreement or on its capital employed in respect of obligations under this Agreement or arising in connection herewith or therewith; or

(ii) an additional or increased cost which is attributable to the Purchaser (or any Affiliate thereof) having entered into a commitment in respect of this Agreement or funding or performing its obligations hereunder or thereunder, including, without limitation, any increased cost arising as a result of a requirement to increase the amount of capital

required or expected to be maintained by the Purchaser against any commitment entered into in respect of this Agreement; or

(iii) a reduction of any amount due and payable under this Agreement,

(any of the events sub (i), (ii) or (iii) above are referred to as an **Increased Cost**)

then the Originator shall forthwith upon receipt of a written demand therefor from the Purchaser to pay directly to the Purchaser or (if so specified in the written demand) to the Transaction Administrator on its behalf such amount or amounts as shall be sufficient to compensate the Purchaser for such additional or increased cost incurred or such reduction suffered plus any Taxes thereon within ten (10) Business Days of such demand.

(b) If the Purchaser shall have determined that the adoption of or any change in any Laws regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by the Purchaser or any Person controlling the Purchaser with any requirement of Law regarding capital adequacy or liquidity requirements or with any request or directive regarding capital adequacy or liquidity requirements (in each case, whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof (including, without limitation, under or pursuant to Basel III and the Dodd-Frank Act) shall have the effect of reducing the rate of return on the Purchaser's or such Person's capital as a consequence of this Agreement, its obligations (if any) or its Maximum Programme Amount hereunder or in respect of its Purchased Receivables to a level below that which the Purchaser or such Person could have achieved but for such adoption, change or compliance (taking into consideration the Purchaser's or such Person's policies with respect to capital adequacy and liquidity requirements) by an amount deemed by the Purchaser to be material, then from time to time, the Originator shall promptly pay to the Purchaser (within ten (10) Business Days of demand therefor) such additional amount or amounts as will compensate the Purchaser for such reduction plus any Taxes thereon. In determining such amount or amounts, the Purchaser may use any method of averaging and attribution as it shall deem applicable.

(c) If the Purchaser becomes entitled to claim any additional amounts pursuant to this Clause 16, it shall notify the Originator of the event by reason of which it has become so entitled, provided, that any failure or delay on the part of the Purchaser to demand compensation pursuant hereto shall not constitute a waiver of the Purchaser's right to demand such compensation. A certificate as to any additional amounts payable pursuant to this Clause 16 submitted by the Purchaser to the Originator shall be conclusive in the absence of manifest error. The agreements in this Clause 16 shall survive the termination of this Agreement and the payment of all amounts payable hereunder. For purposes of this Agreement, the Dodd-Frank Act and Basel III, and all rules, regulations, requests, guidelines or directives in connection with the Dodd-Frank Act or Basel III shall be deemed to have become effective, enacted and adopted after the date hereof.

16.2 Indemnities by the Originator

(a) Without limiting any other rights which the Transaction Administrator or the Purchaser may have hereunder or under applicable law, the Originator hereby agree(s) to indemnify the Transaction Administrator, the Purchaser and their assignees, and each of their respective directors, officers, employees, agents and attorneys (all of the foregoing being collectively referred to as **Indemnified Parties**) from and against any and all damages, losses, claims, taxes, liabilities and related costs and expenses, including reasonable attorneys' fees (which attorneys may be

employees of the Transaction Administrator or the Purchaser) and disbursements (all of the foregoing being collectively referred to as **Indemnified Amounts**) awarded against or incurred by any of them arising out of or resulting from this Agreement (including, without limitation, any misrepresentation under Clause 12(a)(xvi) hereof or in respect of any Dilution).

(b) The Originator shall be under no liability under Clause 16.2(a) above to pay Indemnified Amounts resulting from gross negligence or wilful misconduct (as determined in a non-appealable order from a court of competent jurisdiction) on the part of the Indemnified Party seeking indemnification.

Provided that nothing contained in this Clause 16.2 shall limit the liability of the Originator or limit the recourse of the Indemnified Parties to the Originator for amounts otherwise specifically provided to be paid by the Originator under the terms of this Agreement.

17. RECOURSE

17.1 Limited recourse

Except in case of fraud, wilful wrongdoing or gross negligence by the Purchaser, each of the Originator and the Servicer agrees that (i) its only recourse for the payment or repayment of any obligations owing to it by the Purchaser under this Agreement and the transactions contemplated hereby or thereby shall in all events be limited to the Purchase Price and (ii) it shall not otherwise take or pursue any judicial proceedings or other actions, or join with any person in taking or pursuing any proceedings or actions, against the Purchaser or its assets, or exercise any other right or remedy that it might otherwise have against the Purchaser or its assets, other than in respect of the Purchase Price and shall in all events be limited to the Purchase Price

17.2 No recourse against stockholders

Except in case of fraud, wilful misconduct or gross negligence, no recourse under any obligation, covenant or agreement of the Purchaser as contained in this Agreement shall be made against any incorporator, stockholder, Affiliate, officer, employee or director of the Purchaser, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that the agreements of the Purchaser contained in this Agreement are solely the corporate obligations of the Purchaser, and that no personal liability whatsoever shall attach to or be incurred by the incorporators, stockholders, Affiliates, officers, employees or directors of the Purchaser or any of them, under or by reason of any of the respective obligations, covenants or agreements of the Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability of every such incorporator, stockholder, Affiliate, officer, employee or director of the Purchaser for breaches by the Purchaser of any such obligation, covenant or agreement, whether such liability arises under Belgian or New York law by statute or constitution or otherwise, is hereby expressly waived as a condition of and in consideration of the execution of this Agreement.

18. ASSIGNMENTS AND TRANSFER

(a) The Purchaser shall be entitled to assign or transfer, wholly or partially, its rights, interest in or title to the Purchased Receivables, without the consent of the Originator. In case of assignment or transfer, the Transaction Administrator undertakes to inform the Originator thereof. The Transaction Administrator undertakes that any assignee or transferee of all or any of the Purchased Receivables shall have all of the rights and benefits and be bound by all of the obligations and

duties in respect of the Receivables so assigned or transferred as if the term "Purchaser" explicitly refers to such assignees or transferees, and no such assignment shall in any way impair the rights or the benefits of the Purchaser from time to time hereunder. For the avoidance of doubt, any new assignee or transferee shall be bound by the terms of Clause 16.1(a) above.

(b) Neither the Originator nor the Servicer shall be entitled to assign or transfer all or any of their rights or obligations under this Agreement at any time except with the prior written consent of the Purchaser.

19. COMPENSATION

(a) Each Party is allowed to claim compensation from the other party if, following the non-execution of all or part of the obligations of the latter, such party suffers an ascertainable loss.

(b) The amounts claimed or received by any Party in application of Clause 17 do not reduce in any way the amounts that may be claimed or received from the other Party in any other way.

20. COMMUNICATIONS

(a) Any notification or communication under this Agreement will be addressed to the other party in the following manner:

To the Originator:

Address	: 6200 S. Syracuse Way, Suite 485 Greenwood Village, CO 80111 United States
Attn.	: Del Cloninger
Tel	: +1 (314) 402-7228
E-mail	: del.cloninger@startek.com

To the Servicer:

Address	: 6200 S. Syracuse Way, Suite 485 Greenwood Village, CO 80111 United States
Attn.	: Del Cloninger
Tel	: +1 (314) 402-7228
E-mail	: del.cloninger@startek.com

To the Purchaser and the Transaction Administrator:
ING Belgium NV/SA

Address	: Avenue Marnix 24, 1000 Brussels
Attn.	: Matthias De Smijter
Fax	: +32 2 547 35 95
E-mail	:matthias.desmijter@ing.com

Any change to the data relating to the Originator, the Servicer, the Transaction Administrator or the Purchaser mentioned above will only take effect on the first calendar day following the delivery by overnight courier of a letter containing the change.

(b) Unless otherwise specified in this Clause, all notifications or communications will be effected by registered mail or overnight courier. These notifications and communications will be deemed to have been delivered (i) in respect of registered mail, on the date which is three (3) Business Days after delivery by the sender to the applicable post office or (ii) in respect of overnight courier, on the date which is one (1) Business Day after delivery by the sender to the applicable overnight courier

The Originator and the Servicer bear full responsibility for all damages that may result from the fact that the Purchaser or the Transaction Administrator may have acted on the basis of such notification.

(c) The communications referred to in Clause 4 will be carried out exclusively by computer, ie by transfer, by phone (modem) of computer records or on a computer disk sent by mail. The electronic records thereof maintained by the Purchaser or the Transaction Administrator shall constitute *prima facie* evidence of the existence, time and contents of such communications.

(d) The Originator and the Servicer authorise the Purchaser and the Transaction Administrator to act on the basis of communications received in accordance with Clause 20 and bear full responsibility for any damage that may result from the fact that the Purchaser or the Transaction Administrator may have acted on the basis of such communications.

21. ABSENCE OF REVOCATION

If a party abstains from invoking a violation by the other party of one of the provisions of the Agreement or a failure to comply with one of its obligations, this may in no way be construed as a revocation of the right to invoke subsequently such violation or failure or any other violations or failures that may arise under this Agreement. Likewise, failure to exercise a right arising under this Agreement may in no way be construed as a revocation to use this right in the future.

22. AMENDMENTS

No amendment to this Agreement will be effective unless made in writing and signed by the Parties to this Agreement.

23. SIGNING IN COUNTERPARTS

This Agreement may be executed in any number of counterparts, including email (pdf or similar format), and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24. PARTIAL INVALIDITY

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

25. BAIL-IN RECOGNITION CLAUSE

Notwithstanding any other term of any Transaction Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Transaction Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability;

(b) a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

26. GOVERNING LAW AND JURISDICTION

(a) This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflicts of laws principles.

(b) Each Party to this Agreement, hereby irrevocably and unconditionally : (i) submits for itself and its property any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a Party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United-States of America for the Southern District of New York, and any appellate court from any thereof; and (ii) consents that any such action or proceeding may be brought in such courts and waive any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court or forum and agrees not to plead or claim the same.

(c) WAIVER OF JURY TRIAL. The Originator, the Servicer and the Purchaser hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other Transaction Documents and for any counterclaim therein.

[Remainder of this page intentionally left blank]

SIGNATORIES

SIGNED in two (2) originals on the date specified on the first page of this Agreement.

ING BELGIUM NV/SA
as Purchaser and Transaction Administrator

By:______________________________ ______________________________

Name: Gert Sonck
Title: Director

Name: Annemarie Coolen
Title: Vice President

STARTEK, INC.
as Originator and Servicer

By:______________________________ ______________________________

Name:
Title:

Name:
Title:

SIGNATORIES

SIGNED in two (2) originals on the date specified on the first page of this Agreement.

ING BELGIUM NV/SA
as Purchaser and Transaction Administrator

By:________________________ ________________________

Name:
Title:

Name:
Title:

STARTEK, INC.
as Originator and Servicer

By: [signature] [signature]

Name: RAMESH KAMATH
Title: GLOBAL CFO

Name: RAMESH KAMATH
Title: GLOBAL CFO

4832-0580-8546, v. 5
Active/50539082.2

SCHEDULE 1

ELIGIBILITY CRITERIA FOR PURCHASE

The Receivables that qualify for purchase are Receivables that satisfy each of the following criteria at the applicable Purchase/Settlement Date:

(a) the Originator has lawful, absolute and valid title to the Receivable and the full and unqualified right to assign and sell the Receivable;

(b) the GPP does not exceed the Maximum Programme Amount;

(c) the obligor is an Eligible Obligor;

(d) the total Outstanding Nominal Value of such Receivables owing by the applicable Eligible Obligor when added to all other Purchased Receivables owing by such Eligible Obligor does not exceed the Funding Limit for such Eligible Obligor;

(e) the Receivable constitutes a claim which is legally valid, enforceable and unconditional against the Eligible Obligor;

(f) the Receivable arose in the ordinary course of business under the Underlying Contract;

(g) the Receivable is not the subject of, or threatened by any commercial dispute or litigation;

(h) the Receivable is represented by an invoice;

(i) the Eligible Obligor is not in state of suspension of payments, legal settlement with creditors, insolvency, bankruptcy or subject to protests or attachments;

(j) the contractual term for payment does not exceed 125 days from the date of invoice;

(k) the prior written consent of the applicable Eligible Obligor to the purchase by the Purchaser of such Receivables (in form and substance acceptable to the Transaction Administrator in its sole discretion) shall have been received by the Transaction Administrator;

(l) the Receivable does not carry interest (other than, as the case may be, late payment interest);

(m) if the Receivable is a Receivable for which any licences, approvals or registration procedures are required, such licenses, approvals or registration procedures shall have been obtained, given or effected in a manner satisfactory to the Purchaser (in its sole discretion), and this throughout the lifetime of the Receivable;

(n) the Receivable is governed by either Delaware or New York law;

(o) the Receivable is expressed and payable in USD;

(p) the Receivable ensues solely from the delivery of services already provided;

(q) on the Purchase/Settlement Date therefor, the Originator will not have undertaken any action that could affect the rights of the Purchaser in relation to the Receivable or that could affect its validity, its legality or its enforceable nature;

(r) the Receivable is not overdue;

(s) the Receivable (i) has not been deemed uncollectible in the reasonable judgment of the Originator, and accordingly the Receivable has not been provisioned by the Originator and (ii) is not a Written-off Receivable, nor do/would the Receivable qualify for a write-off, as non-recoverable for accounting purposes by the Originator in accordance with its general accounting;

(t) the Originator owns the Receivable free and clear of any surety, charge, Adverse Right, and such Receivable is not subject to any reduction, attachment or sequestration;

(u) the Receivable is not represented by any instrument or chattel paper, and no supporting obligation in favour of the Originator (or its affiliates) shall have been issued or delivered in connection therewith;

(v) the Eligible Obligor has been irrevocably instructed in writing (in form and substance acceptable to the Purchaser) to remit all payments with respect to such Receivable directly to the Purchaser;

(w) all sales, excise or similar taxes payable with respect to the sale giving rise to such Receivable have been or will be paid when due; and

(x) the Receivable shall otherwise qualify as an "Eligible Account" under the Borrowing Base Facility Agreement and shall satisfy the second sentence of Section 6.20 thereof.

SCHEDULE 2

CALCULATIONS – PURCHASE PRICE

1. General Principles

Based on the data provided by the Originator in accordance with Clauses 4(a) and 4(b) of the Agreement (the **Data**), the Transaction Administrator shall calculate the Purchase Price for the Portfolio and the amounts of the other items included in Clauses 6 (*Determination of the Purchase Price and Global Purchase Price*) and 9 (*Payments*) of the Agreement on the basis of the calculation principles listed in this Schedule.

After having checked the consistency of the Data, the Transaction Administrator shall on each Calculation Date compute the following payments and internal allocations each as defined in Part 2 below:

(a) the ERCG;

(b) the GPP and the PP;

(c) the GDPP and the DPP;

2. THE CALCULATION PRINCIPLES

2.1. The Eligible Receivables for Calculation of the GPP

On the basis of the applicable provided Data, the Transaction Administrator shall calculate the Outstanding Nominal Value of the Purchased Receivables that satisfy the Eligibility Criteria in accordance with Schedule 1 of this Agreement (the "**ERCG**").

2.2. The Global Purchase Price (GPP) and the PP

The Global Purchase Price applicable to the relevant Calculation Date is equal to the following amount:

ERCG * (1 – Reserve Rate) - Discount

For the Purchased Receivable sold and assigned on the related Purchase/Settlement Date, the PP is calculated as follows:

Outstanding Nominal Value * (1 – Reserve Rate) - Discount

Whereby:

Discount = ERCG * Funding Rate * (n/360)

n = the number of days in the Discounting Period;

2.3. The Global Deferred Purchase Price (GDPP) and Deferred Purchase Price (DPP)

The **GDPP** is calculated as follows:

Global Portfolio – GPP

The **DPP** is calculated as follows:

(Reserve Rate) * (Outstanding Nominal Value of the Purchased Receivable sold and assigned on the related Purchase/Settlement Date)

SCHEDULE 3

COSTS AND EXPENSES

1. COSTS AND EXPENSES

The Originator agrees to pay within ten (10) Business Days of demand, all reasonable costs and expenses of the Transaction Administrator incurred in connection with the preparation, execution, delivery, administration, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable documented fees and out-of-pocket expenses of counsel for the Transaction Administrator with respect thereto or the due diligence, and with respect to advising the Purchaser, and the Transaction Administrator as to their respective rights and remedies under this Agreement and the other documents to be delivered thereunder or in connection therewith.

The Originator agrees to pay on demand all reasonable documented costs, expenses and out-of-pocket costs if any (including reasonable documented counsel fees and expenses), incurred by the Transaction Administrator and the Purchaser in connection with the enforcement of this Agreement and the other documents to be delivered thereunder or in connection and therewith, including any restructuring or workout of this Agreement, or such documents, or the administration of this Agreement following a Termination Date.

SCHEDULE 4

FUNDING LIMIT PER ELIGIBLE OBLIGOR

Table 1 - Funding Limit and Buffer Period per Eligible Obligor.

Eligible Obligor	Funding Limit	Currency	Buffer Period
T-Mobile USA Inc.	$9,000,000	USD	5
Charter Communications Operating LLC	$11,000,000	USD	3

Table 1 - Indicative table for pricing margin to be used by Purchaser for changes to Applicable Margin in accordance with the definition thereof.

Credit Rating	Margin (bps)
BBB-/Baa3	150
BB+/Ba1	165
BB/Ba2	205

If Table 2 is used by the Purchaser to determine alternative pricing (in accordance with the terms of the definition of "Applicable Margin"), the alternative Applicable Margin shall be calculated as follows:

Alternative Applicable Margin = the sum of:

(i) Margin for T-Mobile USA, Inc. (based on Table 2 above) multiplied by the quotient of (x) the Funding Limit for T-Mobile USA, Inc. (based on Table 1 above) divided by (y) the Maximum Programme Amount, plus

(ii) Margin for Charter Communications Operating LLC (based on Table 2 above) multiplied by the quotient of (x) the Funding Limit for Charter Communications Operating LLC (based on Table 1 above) divided by (y) the Maximum Programme Amount.

SCHEDULE 5

ROLLFORWARD, AGEING, LIST OF COLLECTIONS

(b) **Rollforward**

	Portfolio Name				
	Periods				
	Rollforward				
1	Opening Balance of Purchased Portfolio				
2	Gross Sales				
3	Gross Dilution				
4	Cash Received				
5	Write Offs				
6	Ineligible Sold as Eligible				
7	Payment Cancellations				
8	Other Item/Manual Correction				
9	Closing Balance of Purchased Portfolio				
	Bonus Rollforward				
12	Opening Balance for Bonuses				
13	Provisions for Bonuses				
14	Credit Notes Issued to Pay Bonuses				
15	Outstanding Amount of Bonuses				
	Dilution				
16	False Dilution				
17	Other Adjustment to the Dilution				
18	Rebates in Cash				
19	Cash Discount				
20	Credit Notes Adjustment				
	Reserve				
21	Other Adjustment to the Defaulted Receivables				
	Other Data				
22	Transfer to Doubtful				
23	Indemnities				
24	Indemnities Paid				
25	Late Interest Indemnities				
26	Additional Taxes				
27	Additional Taxes Paid				
28	Other Amounts				
29	Other Amounts Paid				
30	Other Amounts Due to the Originator				

31	Allocation To Other Portfolio In Solidarity				
32	Cash Received From Other Portfolio In Solidarity				
33	Operating Costs				
34	Other Ineligibles				
59	Available Cap Opening Balance				
60	New Claims Submitted				
61	Available Cap Closing Balance				
62	Indemnities rcvd. from Credit Insurance Company				
63	Doubtful				

(b) Ageing Balance

	Periods					
	Agregation					
35	Current					
36	0 - 30					
37	31 - 60					
38	61 - 90					
39	91 - 120					
40	121 -150					
41	151 - 180					
42	more…					
	Positive					
43	Current					
44	0 - 30					
45	31 - 60					
46	61 - 90					
47	91 - 120					
48	121 -150					
49	151 - 180					
50	more…					
	Negative					
51	Current					
52	0 - 30					
53	31 - 60					
54	61 - 90					
55	91 - 120					
56	121 -150					
57	151 - 180					
58	more…					

(c) List of Collections

Seller Name	Obligor	Invoice Number	Invoice Date	Due Date	Discount Period	Invoice Amount USD	Libor Rate	Applicable Margin Rate	Libor + Margin	Percentage Interest

SCHEDULE 6

PURCHASE NOTICE

DATE: ___________, 20_

This Purchase Notice is delivered pursuant to and in accordance with the terms of the Receivable Purchase Agreement dated August 23, 2019 (as amended or supplemented from time to time, the "Agreement") between Startek, Inc. ("Originator") and ING Belgium SA/NV ("Purchaser"). Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

The following Receivables, all payable to Originator by the Eligible Obligor(s) specified below, are hereby assigned by Originator to Purchaser pursuant to the Agreement and Purchaser shall pay the purchase price provided for in Clause 6 of the Agreement (and in accordance with Section 9 of the Agreement) to Originator on the Purchase/Settlement Date set forth below:

A. Receivables

Invoice Number	Eligible Obligor	Invoice Date	Invoice Amount	Due Date

B. Advance Amount (Net Amount): $_________

C. Payment Instructions:

Bank:

Bank Address:

Account Number:

Reference:

G. Purchase Date: _______________

4828-9776-1454, v. 2
Active/50539082.2

SCHEDULE 7

PROGRAMME ADMINISTRATION REPORT

ING

Programme Administration Report

Currency: USD

Calculation Date	00/00/0000	
Settlement Date	00/00/0000	
Monthly Transfer date	00/00/0000	
Reserve rate applicable for this settlement date on portfolio	0,00%	
Global Portfolio	0,00	USD
GPP	0,00	USD
GDPP	0,00	USD
Charges paid this period	0,00	USD
Costs	0,00	USD
Funding Costs	0,00	USD
Balance of the Current Account	0,00	USD
In favor of	Servicer/Purchaser	
Next Transmission Date	00/00/0000	
Next Settlement Date	00/00/0000	

SCHEDULE 8

UNDERLYING CONTRACTS

1. Worldwide Call Center Services Agreement dated July 1, 2011 between T-Mobile USA, Inc. and StarTek, Inc., as amended in accordance with the terms of the Receivables Purchase Agreement dated as of September, 1, 2019 (as amended, supplemented or otherwise modified from time to time, the "RPA")) between StarTek, Inc. and ING Belgium NV/SA.

2. Customer Service Outsourcing Master Servicing Agreement dated as of June 22, 2017 between Charter Communications Operating, LLC and StarTek, Inc. as amended in accordance with the terms of the Receivables Purchase Agreement dated as of October, 1, 2019 (as amended, supplemented or otherwise modified from time to time, the "RPA")) between StarTek, Inc. and ING Belgium NV/SA

SCHEDULE 9

NOTICE TO OBLIGOR

ING BELGIUM NV/SA

[_______] [__], 20[__]

[_______________________
____
____
_______________________]

Subject: Purchase of accounts receivable/payment obligations

Ladies and Gentlemen:

ING Belgium hereby notifies [________________] ("you") that **[all accounts receivable and/or other payment obligations [currently] owing by you to Startek, Inc. ("Startek")] [those accounts receivable and/or other payment obligations owing by you to Startek, Inc. ("Startek") as set forth on the attached annex hereto]** (the "Receivables") have been purchased by ING Belgium NV/SA ("ING Belgium") pursuant to the Receivables Purchase Agreement, dated as of December 11, 2019 (as amended, restated, or otherwise modified) among ING Belgium, Startek and the other parties thereto.

You are hereby instructed to make all payments in connection with the Receivables exclusively to ING Belgium NV/SA account no ______________________ sort code _______________________ opened with _______________________ as the owner of the Receivables.

This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York conflicts of laws principles.

Very truly yours,

ING BELGIUM NV/SA, as Purchaser

By:_______________________
Name:
Title:

By:_______________________
Name:
Title: